MINING LEASE WITH OPTION TO PURCHASE

ANTELOPE RIDGE SILVER/GOLD PROPERTY

THIS MINING LEASE WITH OPTION TO PURCHASE (the “Agreement”) is made this 26th day of April 2005 by and between MOUNTAIN GOLD EXPLORATION, INC., a Nevada corporation, and GEOCORP, INC., a Nevada corporation (referred to collectively as “Owners”) and PIEDMONT MINING COMPANY, INC., a North Carolina corporation (“Lessee”).

RECITALS

A. Owners own and possess fifty (50) unpatented lode mining claims situated in the Fish Creek Mining District, Eureka County, Nevada. The claims are more particularly described as follows:

Claim Names	County Document Nos.	BLM Numbers
RM 1-20	185158 - 185175	NMC860653 - 860672
RM 21-50	To be filed	To be filed

The foregoing claims are located in Sections 14 & 15, T18N, R52E, MDM.

These claims, together with all ores, minerals, surface and mineral rights, and the right to explore for, mine, and remove the same, and all water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, shall be referred to collectively as the “Property.”

B.         Owners and Lessee previously entered into a Letter of Intent dated February 17, 2005, which sets forth the essential terms and conditions of a Mining Lease affecting the Property. The Letter of Intent will be superseded by this Agreement.

C. The parties now desire to enter into an agreement giving Lessee the exclusive right to explore, develop, and mine the Property, and further granting to Lessee the exclusive right and option to purchase the Property.

THEREFORE, the parties have agreed as follows:

SECTION ONE

Lease Term and Royalties

1.1       Term of Lease. Owners hereby lease the Property to Lessee for a term of ten (10) years. The Effective Date of this Agreement will be April 26, 2005, and all rights and obligations shall be calculated on the basis of that date.

1.2       Lease and Option Payments. Until production is achieved from the Property or the Option to Purchase the property is exercised pursuant to Section 1.3, Lessee shall make the following payments to Owners:

a.            As the initial consideration for this Agreement, upon signing the Letter of Intent, Lessee has paid to Owners the sum of FOUR THOUSAND DOLLARS ($4,000.00), and Lessee has also reimbursed Owners for its federal and county filing fees in the amount of $2,406.

b.            Upon execution of this Agreement, Lessee shall pay THREE THOUSAND DOLLARS ($3,000.00) in cash to each of the Owners, and shall distribute 50,000 shares of its common stock to each of the Owners. In addition, on execution of this Agreement, Lessee further agrees to pay to GeoCorp, Inc. the sum of TWO THOUSAND DOLLARS ($2,000.00) for additional claims location costs associated with the RM 1-50 claims.

c.            On the first anniversary of the Effective Date, Lessee shall pay FIVE THOUSAND DOLLARS ($5,000.00) in cash to each of the Owners (for a total of $10,000.00), and distribute shares of Lessee’s common stock having a value of $5,000.00 to each of the Owners. The stock price shall be based on the average of the closing prices of Lessee’s common stock for the five (5) business days in the week preceding the week in which the anniversary of the Effective Date occurs.

d.            On the second anniversary of the Effective Date, Lessee shall pay SEVEN THOUSAND FIVE HUNDRED DOLLARS ($7,500.00) in cash to each of the Owners (for a total of $15,000.00), and distribute shares of Lessee’s common stock having a value of $7,500.00 to each of the Owners. The stock price shall be based on the average of the closing prices of Lessee’s common stock for the five (5) business days in the week preceding the week in which the anniversary of the Effective Date occurs.

e.            On the third anniversary of the Effective Date and on each anniversary thereafter so long as this Agreement remains in effect and provided the Option to Purchase in Section 1.3 has not been exercised, Lessee shall pay TEN THOUSAND DOLLARS ($10,000.00) in cash to each of the Owners (for a total of $20,000.00), and distribute shares of Lessee’s common stock having a value of $10,000.00 to each of the Owners. The stock price shall be based on the average of the closing prices of Lessee’s common stock for the five (5) business days in the week preceding the week in which the anniversary of the Effective Date occurs.

f.         The stock distributions described in Sections 1.2(b) through 1.2(e) shall be subject to the following restrictions: Owners represent and warrant that they are acquiring the equity securities of PIEDMONT for investment purposes only and without any view to further distribution thereof other than pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), and any applicable state securities laws, or pursuant to an exemption from such registration provisions established to the satisfaction of PIEDMONT. In addition, Owners agree that the Common Stock issued hereby shall bear a legend substantially in accordance with that set forth below, together with any other legends required (i) under applicable law, (ii) pursuant to the Certificate of Incorporation of PIEDMONT, (iii) pursuant to any agreement to which PIEDMONT and Owners may be a party, and/or (iv) under any agreements to which Owners and other shareholders of PIEDMONT are parties. In accordance with the foregoing, the legend set forth on the Certificates representing the Common Stock shall be as follows:

‘THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘SECURITIES ACT’), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND

SUCH LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (ii) WITH AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS.’

1.3     Option to Purchase. Owners hereby grant to Lessee the exclusive right and option to purchase the Property for the sum of ONE MILLION DOLLARS ($1,000,000.00). This option to purchase must be exercised during the term of the Lease and prior to the commencement of commercial production from the Property, whichever occurs sooner. All payments made to Owners (including the initial value of all stock distributions) pursuant to Section 1.2 above shall be applied to the purchase price.

Under no circumstances may Lessee place the Property into production without paying Owners the purchase price in full.

Upon receiving written notice from Lessee that it will purchase the Property and pay the balance of the purchase price, Owners shall execute a Quitclaim Deed conveying the Property to Lessee. Owners shall deposit the Deed into escrow with a mutually acceptable escrow agent, and Lessee shall deposit the balance of the purchase price with the escrow agent. Escrow shall close within thirty (30) days of Lessee’s notice to Owners. Each party shall bear one-half of the escrow costs.

The Quitclaim Deed from Owners to Lessee shall reserve a royalty on production pursuant to Section 1.4 below.

1.4       Reserved Royalty on Production. Following transfer of the Property to Lessee pursuant to Section 1.3 above, and upon commencing production of valuable minerals from the Property, Lessee shall pay Owners a royalty on production equal to three percent (3%) of net smelter returns (the “Reserved Royalty”). These royalty payments shall be in addition to the property purchase payment described in Section 1.3 above. The term “net smelter returns” shall mean the gross value of ores or concentrates shipped to a smelter or other processor (as reported on the smelter settlement sheet) less the following expenses actually incurred and borne by Lessee:

a.           Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of the minerals from the Property, but excluding any taxes on net income;

b.          Charges and costs, if any, for transportation from the mine or mill to places where the minerals are smelted, refined and/or sold; and

c.           Charges, costs (including assaying and sampling costs specifically related to smelting and/or refining), and all penalties, if any, for smelting and/or refining.

In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Lessee, charges, costs and penalties for such operations shall mean the amount Lessee would have incurred if such operations were carried out at facilities not owned or controlled by Lessee then offering comparable services for comparable products on prevailing terms.

Payment of production royalties shall be made not later than thirty (30) days after receipt of payment from the smelter. All payments shall be accompanied by a statement explaining the manner in which the payment was calculated.

1.5       Option to Purchase Royalty. Owners grant to Lessee the exclusive right and option to purchase a portion of Owners’ Reserved Royalty prior to commencement of commercial production from the Property. Lessee may purchase one-third of the Reserved Royalty (i.e., 1% NSR) for ONE MILLION DOLLARS ($1,000,000.00). Lessee may purchase a second one-third of the Reserved Royalty (i.e., 1% NSR) for an additional FOUR MILLION DOLLARS ($4,000,000.00).

If Lessee gives notice of its intention to purchase a portion of the Reserved Royalty, Owners will convey the applicable portion of the Reserved Royalty to Lessee by way of a Quitclaim Deed, and Lessee shall simultaneously pay the royalty purchase price to Owners.

1.6        Work Commitment. In addition to the cash payments and stock distributions of Section 1.2 above, Lessee shall expend the following sums on exploration and maintenance of the Property during the first three years of this Agreement:

Year of Agreement	Exploration Expenditure
1	$20,000.00
2	$100,000.00
3	$100,000.00

If Lessee expends more than the required amount in one year, the excess shall carry forward to the next year(s) of the Agreement. Lessee may pay to Owners seventy five percent (75%) of any unsatisfied portion of the annual work commitment within thirty (30) days following the end of the year in which the expenditures should have been made. Lessee shall deliver a report to Owners within thirty days following the end of each work year disclosing all factual data and information and accounting for Lessee’s expenditures during that work year.

1.7         Area of Interest. The parties hereby establish an Area of Interest extending one (1) mile from the exterior boundaries of the RM claims described in Recital A. The extent of the Area of Interest is depicted on the map attached hereto as Exhibit A. The Area of Interest will extend only to the dashed line in the southeast corner, which indicates the boundary with adjacent claims owned by Concentric Energy Corp. If the claims owned by Concentric Energy should later be abandoned, the Area of Interest shall then extend to the solid line in the southeast corner, as shown on Exhibit A.

1.8         Delivery of Data. Upon execution of this Agreement, Owners shall deliver to Lessee copies of all maps, deeds, and other documents in their possession which pertain to the claim title and boundaries, prior workings, production history, assays and so forth.

SECTION TWO

Exploration and Mining Operations

2.1	Right to Explore, Develop and Mine. Upon execution of this Agreement,

Lessee shall have the right to make geological investigations and surveys, to drill on the

Property by any means, and to have all rights and privileges incident to ownership of the Property, except that Lessee may not commence mining operations on the Property without first paying the purchase price pursuant to Section 1.3 above.

2.2	Conduct of Work. Lessee shall perform its exploration and mining activities on the Property in accordance with good exploration and mining practice, shall comply with the applicable laws and regulations relating to the performance of such operations on the Property, and shall comply with the applicable worker’s compensation laws of the State of Nevada.

2.3	Liability and Insurance. During the term of the Agreement, Lessee shall indemnify and hold Owners harmless from any claims, demands, liabilities or liens arising out of Lessee’s activities on the Property. Upon the commencement of development and mining operations on the Property, Lessee shall obtain and carry a policy of public liability insurance naming the Owners as additional named insured in the amount of $1,000,000.00 or more for personal injury and $100,000.00 for property damage, protecting Owners against any claims for injury to persons or damage to property resulting from Lessee’s operations. Lessee shall provide Owners with a certificate of insurance evidencing such insurance.

2.4	Liens. Lessee shall keep the Property free and clear from any and all mechanics’ or laborers’ liens arising from labor performed on or material furnished to the

Property at Lessee’s request. However, a lien on the Property shall not constitute a default if Lessee, in good faith, disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30) days after the validity of the lien has been adjudicated adversely to Lessee.

2.5	Installation of Equipment. Lessee may install, maintain, replace, and remove during the term of this Agreement any and all mining machinery, equipment,

tools, and facilities that it may desire to use in connection with its mining activities on the

Property. Upon termination of this Agreement for any reason, Lessee shall have a period of six (6) months following such termination during which it may remove all or part of the above items at its sole cost and expense. Owners may, at Owners’ discretion, require

Lessee to remove all of Lessee’s equipment from the Property upon termination. Any equipment remaining on the Property after six (6) months shall become the property of

Owners and may be removed at Lessee’s expense.

2.6	Acquisition of Permits. Lessee shall acquire all federal, state and county permits required for its operations. Lessee shall be responsible for reclamation of only those areas disturbed by Lessee’s activities. In the event that Lessee is required to post a reclamation bond, the bond will revert to Lessee upon satisfactory completion of the reclamation program.

2.7	Commingling of Ore. Lessee shall have the right to commingle ores from the Property with ores from other properties provided that Lessee weighs and samples

Owners’ ores in accordance with sound mining and metallurgical practices and accounts for Owners’ share of production.

2.8	Drill Logs, Assays, and Maps. In addition to the annual disclosure of information described in Section 1.6 above, Lessee shall furnish to Owners copies of all drill logs, exploration information, assays, maps, metallurgical studies, and other factual information upon termination of this Agreement.

SECTION THREE

Inspection by Owners

3.1	Inspection of Property. So long as Owners possess an interest in the

Property, Owners, or their authorized agents or representatives, shall be permitted to enter upon the Property at all reasonable times for the purpose of inspection, but shall enter upon the Property only at their own risk and so as not to hinder unreasonably the operations of Lessee. Owners shall indemnify and hold Lessee harmless from any damages, claims, or demands by reason of injury to Owners or their agents or representatives on the Property or the approaches thereto.

3.2	Inspection of Accounts. So long as Owners possess an interest in the

Property, Lessee agrees to keep accurate books of account reflecting the mining operations on the Property, and Owners shall have the right, either personally or through a qualified accountant of their choice and at their cost, to examine and inspect the books and records of Lessee pertaining to the mining, milling and shipping operations of

Lessee. Owners shall contact Lessee in advance of any inspection to arrange a mutually convenient time. All inspections shall be conducted at Lessee’s place of business or, if the accounts are maintained elsewhere, at such other location. Owners may not inspect

Lessee’s accounts more often than four times per year.

SECTION FOUR

Taxes

Lessee shall pay all taxes levied or assessed upon the Property and upon any improvements placed on the Property by Lessee. Upon termination of this Agreement for any reason, taxes shall be apportioned between the parties on a calendar year basis for the remaining portion of the calendar year. However, Owners shall not be liable for taxes on any tools, equipment, machinery, facilities, or improvements placed upon the Property unless Lessee fails to remove them within the time provided by this Agreement.

SECTION FIVE

Maintenance of Claims

5.1	Federal Claim Maintenance Fees. Commencing with the 2005-2006 assess-

ment year, Lessee shall pay all federal claim maintenance fees required to maintain the

Property in good standing. Lessee shall make all federal payments to the Nevada Bureau of Land Management by August 1 of each year and provide evidence of payment to

Owners not later than August 10 of each year. Lessee shall record an Affidavit and

Notice of Intent to Hold in Eureka County by October 1 of each year, and provide evidence of recording to Owners by October 10 of each year. If Lessee terminates this

Agreement after June 1 of any year, Lessee shall be responsible for all claims maintenance payments, both federal and county, for the next assessment year.

5.2	Assessment Work. If the requirement of annual assessment work is restored by Congress, Lessee shall be responsible for the performance of qualified assessment work by September 1 of each assessment year. Lessee shall record an

Affidavit of Annual Assessment Work in Eureka County by October 1 of each year and shall file an Affidavit of Annual Assessment Work with the Nevada Bureau of Land

Management not later than December 1 of each year, with notice of such filings to be provided to Owners within ten (10) days. In the event of termination after June 1 of any calendar year, Lessee shall be responsible for the performance of assessment work and all necessary filings for the next assessment year.

5.3	Relocation, Amendment, and Patent. At any time during which this

Agreement is in effect, Lessee may, with the express written consent of Owners but at its own expense, relocate, amend or apply for patent on any of the unpatented mining claims included in the Property, and such relocated, amended, and patented claims shall be deemed to be covered by the provisions of this Agreement.

5.4	Mineral Leasing. In the event of repeal or substantial change in the Mining

Law of 1872, Lessee shall have whatever rights may be afforded to Owners under the new laws, including (but not limited to) whatever preferred right Owners may have to a lease from a governmental agency, subject to the payment to Owners of the royalties prescribed in Section One.

SECTION SIX

Termination and Default

6.1	Termination. Lessee shall have the right to terminate this Agreement at anytime by giving sixty (60) days’ prior written notice of termination to Owners.

6.2	Default. If Lessee fails to perform its obligations under this Agreement,

and in particular fails to make any payment due to Owners hereunder, Owners may declare Lessee in default by giving Lessee written notice of default which specifies the obligation(s) which Lessee has failed to perform. If Lessee fails to remedy a default in payment within fifteen days (15) of receiving the notice of default, or fails to remedy or commence to remedy any other default within thirty (30) days of receiving notice,

Owners may terminate this Agreement and Lessee shall peaceably surrender possession of the Property to Owners. Notice of termination shall be in writing and served in accordance with this Agreement.

6.3	Obligations Following Termination. In the event of voluntary or involuntary termination, Lessee shall surrender possession of the Property to Owners and shall have no further liability or obligation under this Agreement except for its obligation

(1) to pay its apportioned share of taxes, as provided for in Section Four; (2) to pay any advance and production royalties then owed to Owners; (3) to pay the cost of removal of all equipment as stated in Section 2.5; (4) to fulfill its reclamation responsibility as stated

in Section 2.6; (5) to satisfy any accrued obligations or liabilities; and (6) to satisfy any other obligation imposed by this Agreement or by law.

SECTION SEVEN

Notices and Payments

7.1	Notices. All notices to Lessee or Owners shall be in writing and shall be sent by certified or registered mail, return receipt requested, to the addresses below.

Notice of any change in address shall be given in the same manner.

TO OWNERS:	Mountain Gold Exploration Inc.
Attn: Thomas E. Callicrate
P.O. Box 21146
Reno, Nevada 89515

GeoCorp, Inc.

Attn: Richard L. Bedell, Jr.
480 E. 8th Street
Reno, Nevada 89512

TO LESSEE:	Piedmont Mining Company, Inc.
Attn: Robert M. Shields, Jr.
18124 Wedge Parkway, #214
Reno, Nevada 89511

7.2        Payments. All payments shall be in U.S. currency payable to Owners at the addresses above.

SECTION EIGHT

Assignment

Lessee may not assign this Agreement without first obtaining Owners’ prior written consent, which shall not be unreasonably withheld.

SECTION NINE

Warranty of Title

9.1        Warranty. Owners warrant and represent, to the best of their knowledge and belief at the execution of this Agreement, that they are the owners of 100% of the unpatented mining claims described in Recital “A” and all lode mineral rights within the boundary of these claims, subject to the paramount title of the United States (but excepting those portions that may overlap adjacent fee lands); that the claims are valid under the mining laws of the United States and the State of Nevada; and that Owners have and will continue to have the right to commit the claims to this Agreement. Owners further warrant that all records have been filed with the Bureau of Land Management pursuant to 43 C.F.R., Subpart 3833. Owners further warrant that they are not aware of any claim disputes, legal actions, or adverse environmental conditions affecting the Property.

9.2       No Liability for Loss of Claims. Lessee shall not be held liable for the loss of any claims due to any act of governmental agencies, provided that Lessee has taken all reasonable and legal means to protect and maintain such claims.

SECTION TEN

Force Majeure

10.1     Suspension of Obligations. If Lessee is prevented by Force Majeure from timely performance of any of its obligations hereunder, except the payment of money, the failure of performance shall be excused and the period for performance shall be extended for an additional period equal to the duration of Force Majeure. Upon the occurrence and upon the termination of Force Majeure, Lessee shall promptly notify Owners in writing. Lessee shall use reasonable diligence to remedy Force Majeure, but shall not be required to contest the validity of any law or regulation or any action or inaction of a civil or military authority.

10.2     Definition of Force Majeure. “Force Majeure” means any cause beyond a party’s reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; interference with mining operations by a lessee of oil, gas, or geothermal resources under the Property; unusually severe weather; mining casualty; unavoidable mill shutdown; damage to or destruction of mine plant or facility; fire; explosion; flood; severe earthquakes, insurrection; riot; nuclear war; terrorist activities; labor disputes; inability after diligent effort to obtain workmen or material; delay in transportation; and acts of God (but excepting any obligation to pay money).

SECTION ELEVEN

Miscellaneous Provisions

11.1     Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

11.2     Applicable Law. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Nevada.

11.3     Entire Agreement. This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the parties hereto, and constitutes the entire agreement between the parties.

11.4     Recording Memorandum of Agreement. The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording same in the records of Eureka County, Nevada so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.

11.5     Void or Invalid Provisions. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

11.6     Time of the Essence. Time is of the essence with this Agreement and each and every part thereof.

11.7     Confidentiality. All reports and data provided by Lessee to Owners shall be held in strictest confidence, and Owners shall not disclose such information without Lessee’s prior written consent.

11.8     No Partnership. Nothing in this Agreement shall create a partnership between Owners and Lessee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

GEOCORP, INC., a Nevada corporation

By: ____________________________
RICHARD L. BEDELL, JR., President
RICHARD L. BEDELL, JR.
President

MOUNTAIN GOLD EXPLORATION, INC.
A Nevada corporation

By: __________________________
THOMAS E. CALLICRATE
President

PIEDMONT MINING COMPANY, INC.
a North Carolina corporation
By_______________________________
ROBERT M. SHIELDS, JR.,
Chairman, President and CEO

STATE OF NEVADA       )

) ss.
COUNTY OF WASHOE	)

On this _______ day of ________________, 2005, before me, a Notary Public in and for said County and State, personally appeared THOMAS E. CALLICRATE, President of MOUNTAIN GOLD EXPLORATION, INC., a Nevada corporation, personally known (or proved) to me to be the person who executed the above MINING LEASE WITH OPTION TO PURCHASE, and acknowledged to me that he executed the same for purposes stated therein.

NOTARY PUBLIC

STATE OF NEVADA	)
) ss.
COUNTY OF WASHOE	)

On this _______ day of ________________, 2005, before me, a Notary Public in and for said County and State, personally appeared RICHARD L. BEDELL, JR., President of GEOCORP,INC., a Nevada corporation, personally known (or proved) to me to be the person who executed the above MINING LEASE WITH OPTION TO PURCHASE, and acknowledged to me that he executed the same for purposes stated therein.

NOTARY PUBLIC

STATE OF __________________ )

) ss.

COUNTY OF ________________ )

On this _______ day of March, 2005, before me, a Notary Public in and for said County and State, personally appeared ROBERT M. SHIELDS, JR., President and CEO of PIEDMONT MINING COMPANY, INC., a North Carolina corporation, personally known (or proved) to me to be the person who executed the above MINING LEASE WITH OPTION TO PURCHASE, and acknowledged to me that he executed the same for purposes stated therein.

NOTARY PUBLIC

piedmont mining/7596

mining lease with option to purchase

(mountain gold/geocorp) 2-05

-20-